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OccuLogix Further Expands Focus on Age-Related Eye Diseases Through Its Equity Investment In OcuSense

TORONTO, ON—November 30— OccuLogix, Inc. (NASDAQ: OCCX; TSX: OC) today announced that it has agreed to acquire 50.1% of the capital stock of San Diego, CA based OcuSense, Inc. An in vitro diagnostics company, OcuSense is developing technologies that enable eye care practitioners to test for highly sensitive and specific biomarkers in tears at the point-of-care.

OcuSense’s first product under development is an osmolarity test that can be performed rapidly and precisely in a doctor’s office for the diagnosis and management of dry eye syndrome (“DES”).
DES is a chronic, progressive, age-related eye disease that affects the ocular surface and is associated with dysregulation of the lacrimal and meibomian glands leading to reduced tear production and/or rapid evaporation of tear film. If undiagnosed or misdiagnosed, DES can result in severe glandular dysfunction and damage to the ocular surface. There are estimated to be more than 30 million people with DES in the U.S. alone, and this condition is estimated to account for up to one-third of all visits to U.S. eye doctors.

Osmolarity, or the measurement of salt content in a patient’s tears, is accepted as the gold standard test for objectively diagnosing DES. However, current in-lab testing technologies require a minimum of one microliter (1 microliter equals 1/1,000,000 of a liter) volume tear film sample, or approximately 10-to-100 times more than the tear film volume typically available before reflux tearing occurs. Despite many years of development, current diagnostic testing technology has been unable to break the microliter barrier. As a result, it is difficult for even the most expert eye care doctors to differentiate DES symptoms from other eye conditions such as allergies, infection, or viral diseases.

OcuSense’s patented TearLab™ technology uses a novel “lab-on-a-chip” approach and breaks the longstanding microliter barrier, requiring just nanoliter volume tear film samples (1 nanoliter equals 1/1,000,000,000 of a liter). This meets the heretofore unmet need for practical, objective point-of-care testing for DES, enabling eye doctors to diagnose the condition accurately and also to monitor the effectiveness of the treatments that they prescribe for it.

Under the terms of the agreement with OcuSense, OccuLogix will purchase Series A Preferred Shares in a number that will represent 50.1% of OcuSense’s capital stock on a fully diluted basis for an aggregate purchase price of up to $8 million. On closing, OccuLogix will pay OcuSense $2 million. OccuLogix will make an additional payment of $2 million on January 1, 2007. In addition, OccuLogix will pay $2 million upon OcuSense reaching the first of two pre-defined milestones and another $2 million upon OcuSense reaching the second of those milestones, provided that both milestones are achieved prior to May 1, 2009. The proceeds of sale of the Series A Preferred Shares will be used to fund OcuSense’s working capital requirements. The agreement also includes a number of ratchet clauses that, if triggered, will result in OccuLogix increasing its ownership interest in OcuSense for nominal consideration.

To assure adequate funds to finance this investment and for general corporate purposes, Elias Vamavakas, OccuLogix’s Chairman and CEO has agreed to provide OccuLogix with a standby commitment to purchase convertible debentures of the Company in an aggregate maximum principal amount of up to $8 million. From time to time during a 12-month commitment term, upon no less than 45 days’ written notice by OccuLogix to Mr. Vamvakas, Mr. Vamvakas will purchase convertible debentures in the aggregate amount specified in such written notice. There will be a commitment fee of 2% on the undrawn portion of the total $8 million commitment amount. Any convertible debentures that are purchased by Mr. Vamvakas will carry an interest rate of 10% per annum and will be convertible under certain circumstances into shares of the Company’s common stock at a conversion price of $2.70 per share, representing a significant conversion premium over yesterday’s closing price of OccuLogix shares on NASDAQ of $1.91.

OccuLogix has also agreed to increase its initial ownership interest in OcuSense beyond its initial ownership of 50.1% through the purchase of $3 million of Series B Preferred Shares of OcuSense upon its receipt of U.S. Food and Drug Administration (“FDA”) 510K clearance for its DES test and through the purchase of an additional $3 million of Series B Preferred Shares of OcuSense upon its receipt of CLIA waiver from the FDA for the DES test.

Elias Vamvakas commented “We’re excited to be further expanding our age-related eye disease focus by entering the large and growing DES space. Paralleling our own novel device approach to the treatment of age-related eye diseases, we believe that OcuSense’s TearLab™ technology represents a paradigm shift in the way age-related eye diseases will be diagnosed and monitored. Like our RHEO® system for the treatment of Dry AMD and our SOLX® system for the treatment of glaucoma, TearLab™ has the potential to represent a significant benefit for patients as well as a tremendous market opportunity for OccuLogix.”

Eric Donsky, President and CEO of OcuSense, commented “OccuLogix has assembled a very strong management team in the ophthalmic device industry. Their expertise in sales, marketing and regulatory will be an invaluable asset for OcuSense and will contribute immensely to our success in bringing TearLab™ to market.”

About OccuLogix, Inc.

OccuLogix is a health care company that brings innovative and evidenced-based medical therapies to life. Visit us on the internet at www.occulogix.com (corporate). Additional information on the Company’s RHEO® procedure to treat Dry AMD can be found at www.rheo.com. To learn more about the Company’s SOLX® Gold Micro-Shunt and SOLX® 790 Laser for the treatment of glaucoma, please visit www.solx.com or www.deeplightsystem.com.

About OcuSense, Inc.

OcuSense is an ophthalmic device company commercializing novel, laboratory-on-a-card technologies that enable eye care practitioners to test for highly sensitive and specific biomarkers in tears at the point-of-care so that they can personalize treatment and objectively track patient outcomes.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION PLEASE CONTACT:

OccuLogix, Inc.
Stephen Kilmer
VP, Corporate Affairs
(905) 602-0887 ext. 3904
stephen.kilmer@occulogix.com